Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 16, 2018, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of SeaChange International, Inc. on Form 10‑K for the year ended January 31, 2018.  We consent to the incorporation by reference of said report in the Registration Statements of SeaChange International, Inc. on Forms S-3 (File No. 333-56410 and File No. 333-201866) and on Forms S‑8 (File Nos. 333‑136322, 333-17379, 333-100160, 333-65854, 333-113761, 333-128987, 333-147970, 333-153424, 333-175707, 333-201867, 333-210716 and 333-220912).

/s/ GRANT THORNTON LLP

Boston, Massachusetts
April 16, 2018